Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	For More Information Contact:
January 25, 2005	Susan Knight, Chief Financial Officer (952) 937-4000 Paul Runice, Treasurer (952) 937-4003

MTS Reports 14% First Quarter EPS Increase, Confirms 2005 Guidance

Eden Prairie, Minn., January 25, 2005 – MTS Systems Corporation (NASDAQ: MTSC) today reported first quarter earnings of $0.40 per diluted share on net income of $8.2 million, an increase of 14 percent compared to earnings of $0.35 per diluted share for the first quarter of fiscal 2004.

“MTS delivered solid revenue and earnings growth for the quarter. Both the Test and Industrial segments were strong, particularly in Europe and Asia,” said Sidney W. Emery, Jr., Chairman and CEO. “Orders were in line with our expectations. As planned, we increased expenditures in sales, marketing, and R&D as part of our multi-year growth initiatives, and we are encouraged by our progress. We are confirming our fiscal 2005 outlook of $395-$405 million in revenue and earnings per share in the $1.48-$1.53 range, excluding the impact of expensing stock options.”

First quarter orders were $96.4 million, a decrease of 35 percent compared to $147.2 million for the first quarter of fiscal 2004, primarily the result of two multi-year international contracts totaling in excess of $48 million booked in the prior year. Backlog increased 2 percent in the quarter, from $199 million to $203 million, compared to backlog of $222 million at the end of first quarter fiscal 2004.

Revenue for the first quarter was consistent with the Company’s expectations at $98.5 million, an increase of 16 percent compared to revenue of $84.6 million for the first quarter of fiscal 2004. This increase was primarily due to higher beginning backlog this quarter versus first quarter fiscal 2004, as well as approximately $4 million of favorable currency translation. First quarter income from operations was $13.1 million, an increase of 17 percent compared to $11.2 million for the first quarter of fiscal 2004, primarily driven by high-margin product mix in the Test segment.

Cash and cash equivalents at the end of the first quarter totaled $127 million, compared to $129 million at the end of fiscal year 2004. The Company repurchased approximately 184,000 shares of its common stock during the first quarter of fiscal 2005.

Segment Results

Test Segment:

Orders for the Test segment were $82.1 million for the first quarter of fiscal 2005, a decrease of 39 percent compared to orders of $134.4 million for the first quarter of fiscal 2004, primarily due to the two previously mentioned multi-year international contracts booked in the first quarter of fiscal 2004. Excluding these two contracts, orders for the first quarter of fiscal 2005 decreased 5 percent, driven by decreased volume in North America, partially offset by increased volume in Europe and Asia. Backlog increased 3 percent in the quarter, from $189 million to $194 million, compared to backlog of $213 million at the end of first quarter fiscal 2004. First quarter revenue was $83.3 million, an increase of 15 percent compared to $72.2 million for the first quarter of fiscal 2004, primarily due to higher backlog at the beginning of first quarter fiscal 2005 versus first quarter fiscal 2004, as well as approximately $3

MTS News Release

million of favorable currency translation. First quarter gross profit as a percent of revenue was 41.0 percent, an increase of 1.5 percentage points compared to 39.5 percent for the first quarter of fiscal 2004, primarily due to favorable product mix. The segment reported $11.5 million in income from operations, an increase of 11 percent compared to $10.4 million for the first quarter of fiscal 2004.

Industrial Segment:

Orders for the Industrial segment were $14.3 million for the first quarter, an increase of 12 percent compared to orders of $12.8 million for the first quarter of fiscal 2004. This increase reflects higher worldwide demand in the Sensors business. Backlog decreased 10 percent in the quarter, from $10 million to $9 million, compared to backlog of $9 million at the end of first quarter fiscal 2004. Revenue was $15.2 million for the first quarter, an increase of 23 percent compared to revenue of $12.4 million for the first quarter of fiscal 2004, driven by increased volume in the Sensors business. Gross profit as a percent of revenue was 43.3 percent, a decrease of 4.2 percentage points compared to 47.5 percent for the first quarter of fiscal 2004, primarily due to product mix. Income from operations was $1.6 million, an increase of 100 percent compared to income from operations of $0.8 million for the first quarter of fiscal 2004, primarily driven by higher volume in the Sensors business.

First Quarter Conference Call

A conference call will be held on Wednesday, January 26, at 9:00 a.m. CST (10:00 a.m. EST). Call +1-773-756-4623; state the Passcode “First Quarter” and conference leader “Chip Emery.” Telephone re-play will be available through 10:00 p.m. CST, February 25, 2005. Call +1-402-220-0218.

If you prefer to listen live over the Internet, please log on to the web at <http://www.mts.com/news/financial_news.htm> and click on the webcast image. The call will be archived through 10:00 p.m. CST, April 22, 2005.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,615 employees and revenue of $367 million for the fiscal year ended October 2, 2004. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s SEC reports, including Form 10-K for the year ended October 2, 2004.

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MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended
	January 1, 2005	December 27, 2003
Revenue	$98,492	$84,631
Cost of sales	57,757	50,219

Gross profit	40,735	34,412

Operating expenses:
Selling	16,337	13,549
General and administrative	7,274	6,375
Research and development	4,070	3,325

Total operating expenses	27,681	23,249

Income from operations	13,054	11,163

Interest expense	(595)	(703)
Interest income	427	418
Other income, net	118	655

Income before income taxes	13,004	11,533
Provision for income taxes	4,812	3,956

Net income	$8,192	$7,577

Earnings per share:
Basic earnings per share	$0.42	$0.37
Weighted average number of common shares outstanding – basic	19,709	20,759

Diluted earnings per share	$0.40	$0.35
Weighted average number of common shares outstanding – diluted	20,595	21,483

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Balance Sheets
(in thousands, except per share data)

	January 1, 2005	October 2, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$127,365	$129,303
Accounts receivable, net of allowances for doubtful accounts	64,602	66,066
Unbilled accounts receivable	51,216	35,896
Inventories	39,501	37,736
Prepaid expenses	5,366	4,108
Current deferred tax assets	6,314	6,290
Other current assets	94	256

Total current assets	294,458	279,655

Property and Equipment:
Land	2,478	2,478
Buildings and improvements	48,828	47,541
Machinery and equipment	88,357	87,265
Accumulated depreciation	(86,098)	(84,509)

Total property and equipment, net	53,565	52,775

Goodwill	4,527	4,447
Other assets	2,381	2,283
Non-current deferred tax assets	2,608	2,475

Total Assets	$357,539	$341,635

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Notes payable	$1,660	$1,501
Current maturities of long-term debt	6,830	6,841
Accounts payable	14,550	15,675
Accrued payroll-related costs	22,298	31,966
Advance payments from customers	57,941	49,918
Accrued warranty costs	7,018	6,147
Accrued income taxes	5,310	3,857
Current deferred income taxes	7,707	7,101
Other accrued liabilities	17,412	13,887

Total current liabilities	140,726	136,893

Deferred income taxes	1,500	1,382
Long-term debt, less current maturities	22,356	22,376
Other long-term liabilities	10,114	9,188

Total Liabilities	174,696	169,839

Shareholders’ Investment:
Common stock, $.25 par; 64,000 shares authorized:
19,720 and 19,652 shares issued and outstanding	4,930	4,913
Retained earnings	161,481	155,825
Accumulated other comprehensive income	16,432	11,058

Total shareholders’ investment	182,843	171,796

Total Liabilities and Shareholders’ Investment	$357,539	$341,635